Exhibit 10.30

interWAVE Communications, Inc.
312 Constitution Drive, Menlo Park, CA 94025
Tel: (650) 838-2000  Fax: (650) 321-6250

May 21, 2003

Employment Agreement

Priscilla M. Lu

InterWAVE Communications

Dear Priscilla,

The Board of Directors has met and approved the following employment terms to supercede and replace all previous oral and/or written agreements between interWAVE Communications International Ltd. (Company), its subsidiaries and all affiliated entities and Priscilla M. Lu.

With informed review and consent of mutual parties, this agreement will be effective upon signature of the authorized Company delegate of the Board of Directors and yourself.

a. Title	CTO or equivalent (to be confirmed by CEO)

b. Reporting	Chief Executive Officer (CEO)

c. Responsibilities	To be defined within 90 days of the effective date of this Agreement by the Board of Directors together with the CEO.

d. Employee Status	Full time employee

e. Compensation

$9,500.00 per biweekly pay period or the then current biweekly salary less applicable withholdings and deductions, but no less than $200,000 annual salary or the equivalent which is at $7692.31 biweekly pay period.

h. Severance

In the event of termination without cause(1), or if the base salary compensation is reduced below $200,000 annual salary and you elect to resign from the company, the Board of Directors has approved the following:

(1)  The term “Cause” means (i) willful misconduct in the performance of your duties as a Company employee (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to the Company; (ii) commission of any act of fraud with respect to the Company: or (iii) conviction of a felony or a crime involving moral turpitude, either of which causes material harm to the business and affairs of the Company.  No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of the Company.  In addition, for “cause” to exist, the Board of Directors must determine that your act or omission was the result of demonstrable misconduct that is materially injurious to the Company.

interWAVE Confidential

(1) Continuation of salary. The equivalent of twelve (12) months of then current base salary, which will be no less than the equivalent of $200,000 annualized salary, to be divided into twenty six (26) equal payments paid in regular biweekly payroll periods over a period of one (1) year beyond the last day of active employment up to the effective date of termination.

(2) Benefits coverage (medical, dental and vision) at the level of coverage then in effect for a period of twelve (12) months beyond the last day of active employment up to the effective date of termination.

(3) Continued stock vesting for a period of one (1) year through the period of salary and benefit continuation cited in (1) and (2).

(4) The Company agrees to extend the period of exercise of vested shares after termination of employment for a period of up to nine (9) months.  You shall be responsible for any taxes and reporting accruing from (3) and (4).

(5) The Company will continue to provide Officers indemnification, including the term served as Chief Executive Officer and in any other capacities, subject to the terms and conditions of the Company’s Directors and Officers Insurance Policy and Indemnification Agreement for the term of your employment and the period noted in (1).

(6) In addition, Company will apply any other exit policy and benefits as are then current and applicable to an employee of the Company.

In the event of termination for cause, the Company shall not have any obligations for payments, benefits, damages awards or compensation to you other than as provided by then existing employee plans or polices at the time of termination.

Assumption by Successor.  This Agreement shall be binding upon the successors and assigns of the parties hereto, including any acquirer of the capital stock of Interwave whether by merger, consolidation, reorganization or other similar business combination transaction.  In the event of a sale of all or substantially all of the assets of interWAVE, interWAVE shall use all commercially reasonable efforts to cause the acquirer to assume this Agreements and the obligations of interWAVE hereunder.

At-Will Employment.  Notwithstanding termination and the terms of severance above, you should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment.  As a result, you are free to terminate your employment at anytime, for any reason or for no reason.  Similarly, the Company is free to terminate your employment or demote, promote, or change your compensation, benefits, duties or location of work at any time, for any reason or for no reason.  In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards or compensation other than as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

Confidentiality.  You shall continue to be governed by the terms of the Employment & Proprietary Agreement, Non-Disclosure and Confidentiality Agreement and Indemnification Agreement between the Company and yourself during your employment with the Company and any subsequent period covered in these agreements.  You should advise the CEO in writing of any conflict or potential conflict or submit to the CEO for determination of any potential conflict of interest during your employment and covered subsequent period.

All other terms and conditions of employment remain the same.  There shall be no amendment to these employment terms and conditions unless by mutual written consent of the parties.

I hope that you will accept the terms and we can work to further the goals and ensure the success of the Company.

Sincerely,

/s/ William Gibson	May 21, 2003
William Gibson	Date
On Behalf of the Board of Directors

☒ I have received and reviewed the terms of this Employment Agreement.

☒ I accept the terms of this Employment Agreement.

/s/ Priscilla M. Lu	May 19, 2003
Priscilla M. Lu	Date

CC: Cal Hoagland
HR